Exhibit 10.11

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made by and between CG Oncology, Inc. (the “Company”), and Vijay Kasturi, M.D. (“Executive”) (collectively referred to herein as the “Parties” or individually referred to as a “Party”), effective as of August 14, 2023 (the “Effective Date”).

RECITALS

WHEREAS, the Company seeks to employ Executive as its Chief Medical Officer; and

WHEREAS, the Parties desire to enter into an agreement setting forth the terms of such employment as of the Effective Date, which supersedes any and all prior understandings and agreements, whether written or oral, including any prior employment offer letters, between Executive and the Company or any of its affiliates, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the Parties hereto agree as follows:

AGREEMENT

1. Employment.

(a) General. Effective on the Effective Date, the Company shall employ Executive, and Executive shall be employed by the Company, for the period and in the positions set forth in this Section 1, and subject to the other terms and conditions herein provided.

(b) At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law, and that Executive’s employment with the Company may be terminated by either Party at any time for any or no reason (subject to the notice requirements of Section 3(b)). This “at-will” nature of Executive’s employment shall remain unchanged during Executive’s tenure as an employee and may not be changed, except in an express writing signed by Executive and a duly authorized officer of the Company. The term of this Agreement (the “Term”) shall commence on the Effective Date and end on the date this Agreement is terminated under Section 3.

(c) Positions and Duties. During the Term, Executive shall serve as Chief Medical Officer of the Company, with such responsibilities, duties and authority normally associated with such position and as may from time to time be reasonably assigned to Executive by the Chief Executive Officer of the Company (the “CEO”). Executive shall report to the CEO. Executive shall devote substantially all of Executive’s working time and efforts to the business and affairs of the Company (which shall include service to its affiliates, if applicable) and shall not engage in outside business activities (including serving on outside boards or committees) without the consent of the CEO or the Board of Directors (the “Board”) of the Company, provided that Executive shall be permitted to (i) manage Executive’s personal, financial and legal affairs, (ii) participate in trade associations, and (iii) serve on the board of directors of not-for-profit or tax-exempt charitable organizations or, with the consent of the Board (not to be unreasonably withheld), the board of directors of non-competitive for-profit businesses, in each case, subject to compliance with this Agreement and provided that such activities do not materially interfere with Executive’s performance of Executive’s duties and responsibilities hereunder. Executive agrees to observe and comply with the reasonable rules and policies of the Company as adopted by the Company from time to time (to the extent they do not conflict with the terms of this Agreement), in each case, as amended from time to time, and as delivered or made available to Executive (each, a “Policy”).

(d) Principal Location. During the Term, Executive shall perform the services required by this Agreement remotely from his residence in Worcester, Massachusetts, provided, however, that the Parties acknowledge and agree that Executive may be required to travel to other locations as may be necessary to fulfill Executive’s duties and responsibilities hereunder.

2. Compensation and Related Matters.

(a) Annual Base Salary. During the Term, Executive shall receive a base salary at a rate initially of $415,000 per annum, which shall be paid in accordance with the customary payroll practices of the Company and shall be pro-rated for partial years of employment. Such annual base salary shall be reviewed (and may be adjusted for increase, but not decrease) from time to time (such annual base salary, as it may be adjusted from time to time, the “Annual Base Salary”) by the Board or its compensation committee (“Compensation Committee”).

(b) Annual Cash Bonus Opportunity. During the Term, Executive will be eligible to participate in an annual incentive program established by the Board or Compensation Committee with target level annual incentive compensation opportunities as may be determined by the Board or Compensation Committee from time to time, but with an annual “target level” incentive bonus opportunity (the “Target Bonus”) of 40% of the Annual Base Salary. The annual bonus payable under the incentive program (“Annual Bonus”) shall be based on the achievement of performance goals or such other criteria as may be determined by the Board or Compensation Committee. The payment of any Annual Bonus pursuant to the incentive program shall be subject to Executive’s continued employment with the Company through the date of payment, except as otherwise provided in Section 4. The Annual Bonus shall be paid to Executive when paid generally to other senior executives of the Company, but in any event, to the extent determinable as of such time, not later than March 15th of the year immediately following the applicable year for which such Annual Bonus is being paid. The Executive’s annual Bonus for 2023 shall be pro-rated to reflect the portion of such year following the Effective Date.

(c) Sign-On Bonus. Executive shall be entitled to a one-time signing bonus equal to the amount of $50,000, less any taxable withholdings (the “Sign-On Bonus”), which will be paid not later than thirty (30) days following the Effective Date. If Executive is terminated for Cause or voluntarily leaves the Company without Good Reason prior to completing twenty-four (24) months of service from the Effective Date, Executive shall be required to repay to the Company, within thirty (30) days following Executive’s last day of employment with the Company, 100% of the Sign-On Bonus.

(d) Equity Awards. During the Term, Executive will be eligible to participate and receive awards under the Company’s equity plans as in effect from time to time.

(i) Initial Option: As soon as practicable after the Effective Date, the Compensation Committee of the Board shall approve a grant of stock options to purchase 4,230,000 shares of the Company’s common stock (the “Shares”) (the “Initial Option”). The Initial Option shall be granted in accordance with the Company’s 2022 Incentive Award Plan (the “Plan”) and related stock option documents. The Initial Option shall have an exercise price per share equal to the fair market value on the grant date, as determined by the Board. Subject to Executive’s continued employment with the Company, the Initial Option will vest over a four (4) year period starting on the Effective Date (the “Vesting Commencement Date”), with 25% of the shares vesting on the date that is twelve (12) months after the Vesting Commencement Date and the remainder vesting in thirty-six (36) equal monthly installments over the subsequent three (3) year period.

(ii) Milestone Option: As soon as practicable after the Effective Date, the Compensation Committee of the Board shall approve a grant of stock options to purchase 470,000 Shares (the “Milestone Option”). The Milestone Option shall be granted in accordance with the Plan and related stock option documents. The Milestone Option shall have an exercise price per share equal to the fair market value on the grant date, as determined by the Board. The Milestone Option will vest as follows:

(A) 235,000 Shares subject to the Milestone Option (the “First Milestone Option”) will be eligible to vest upon the filing with the Federal Drug Administration of the Company’s Biologics License Application (“BLA”) with respect to cretostimogene grenadenorepvec (CG0070), provided such BLA filing occurs on or before December 31, 2025, subject to Executive’s continued employment with the Company through such date; and

(B) 235,000 Shares subject to the Milestone Option (the “Second Milestone Option”) will be eligible to vest upon the approval by the Federal Drug Administration of the Company’s BLA with respect to cretostimogene grenadenorepvec (CG0070) (“BLA Approval”), provided such BLA Approval occurs on or before December 31, 2026, subject to Executive’s continued employment with the Company through such date.

(e) Benefits. During the Term, Executive (and Executive’s spouse and/or eligible dependents to the extent provided in the applicable plans and programs) shall be eligible to participate in and be covered under the health and welfare benefit plans and programs maintained by the Company for the benefit of its employees from time to time, pursuant to the terms of such plans and programs including any medical, life, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs on the same terms and conditions as those applicable to similarly situated senior executives. In addition, during the Term, Executive shall be eligible to participate in any retirement, savings and other employee benefit plans and programs maintained from time to time by the Company for the benefit of its senior executive officers. Nothing contained in this Section 2(d) shall create or be deemed to create any obligation on the part of the Company to adopt or maintain any health, welfare, retirement or other benefit plan or program at any time or to create any limitation on the Company’s ability to modify or terminate any such plan or program.

(f) Vacation or Paid Time Off. During the Term, Executive shall be entitled to paid personal leave in accordance with the Company’s Policies applicable to similarly situated executives. Any vacation or paid time off shall be taken in the reasonable convenience of Executive. Through the Company’s paid time-off policies Executive will receive paid sick leave as required by state and any applicable local laws.

(g) Business Expenses. During the Term, the Company shall reimburse Executive for all reasonable travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s Travel and Expense Reimbursement Policy.

(h) Indemnification and D&O Insurance. The Company shall indemnify Executive (and advance expenses to Executive) to the greatest extent permitted by applicable state law and shall provide Executive with coverage under a directors’ and officers’ liability insurance policy to the same extent provided to other senior executives and directors of the Company.

3. Termination of Employment.

Executive’s employment hereunder and the Term may be terminated by the Company or Executive, as applicable, without any breach of this Agreement under the following circumstances and the Term will end on the Date of Termination:

(a) Circumstances.

(i) Death. Executive’s employment hereunder shall terminate upon Executive’s death.

(ii) Disability. If Executive has incurred a Disability (as defined below), the Company may terminate Executive’s employment.

(iii) Termination for Cause. The Company may terminate Executive’s employment for Cause (as defined below).

(iv) Termination without Cause. The Company may terminate Executive’s employment without Cause.

(v) Resignation from the Company with Good Reason. Executive may resign Executive’s employment with the Company with Good Reason (as defined below).

(vi) Resignation from the Company without Good Reason. Executive may resign Executive’s employment with the Company for any reason other than Good Reason or for no reason.

(b) Notice of Termination. Any termination of Executive’s employment by the Company or by Executive under this Section 3 (other than termination pursuant to Section 3(a)(i)) shall be communicated by a written notice to the other Party hereto (i) indicating the specific termination provision in this Agreement relied upon, (ii) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, if applicable, and (iii) specifying a Date of Termination which, if submitted by Executive, shall be at least thirty (30) days following the date of such notice (a “Notice of Termination”); provided, however, that in the event that Executive delivers a Notice of Termination to the Company, the Company may, in its sole discretion, change the Date of Termination to any date that occurs following the date of the Company’s receipt of such Notice of Termination and is prior to the date specified in such Notice of Termination, but the termination will still be considered a resignation by Executive. A Notice of Termination submitted by the Company may provide for a Date of Termination on the date Executive receives the Notice of Termination, or any date thereafter elected by the Company. The failure by either Party to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Party hereunder or preclude the Party from asserting such fact or circumstance in enforcing the Party’s rights hereunder.

(c) Company Obligations upon Termination. Upon termination of Executive’s employment pursuant to any of the circumstances listed in this Section 3, Executive (or Executive’s estate, if applicable) shall be entitled to receive the following (the “Accrued Obligations”): (i) the portion of Executive’s Annual Base Salary earned through the Date of Termination, but not yet paid to Executive (payable on the Company’s next payroll date or such earlier date as required by applicable law); (ii) any expense reimbursements owed to Executive pursuant to Section 2(f), payable pursuant to the applicable policy; and (iii) any amount accrued and arising from Executive’s participation in, or benefits accrued under any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (collectively, the “Company Arrangements”). Except as otherwise expressly required by law (e.g., COBRA) or applicable Company Arrangement or as specifically provided herein, all of Executive’s rights to salary, severance, benefits, bonuses, and other compensatory amounts hereunder (if any) shall cease upon the termination of Executive’s employment hereunder. In the event that Executive’s employment is terminated by the Company for any reason, Executive’s sole and exclusive remedy for severance benefits shall be to receive the payments and benefits described in this Section 3(c) or Section 4, as applicable.

(d) Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its subsidiaries.

(e) Return of Property. Upon termination of Executive’s employment for any reason, unless otherwise specified in a written agreement between Executive and the Company, Executive agrees to return to the Company all documents of the Company and its affiliates (and all copies thereof) and all other Company or Company affiliate property that Executive has in his possession, custody, or control. Such property includes, without limitation: (i) any materials of any kind that Executive knows contain or embody any proprietary or confidential information of the Company or an affiliate of the Company (and all reproductions thereof), (ii) computers (including, but not limited to, laptop computers, desktop computers and similar devices) and other portable electronic devices (including, but not limited to, tablet computers), cellular phones/smartphones, credit cards, phone cards, entry cards, identification badges and keys, and (iii) any correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the customers, business plans, marketing strategies, products and/or processes of the Company or any of its affiliates and any information received from the Company or any of its affiliates regarding third parties.

4. Severance Payments.

(a) Termination for Cause, or Termination Upon Death, Disability, Resignation from the Company Without Good Reason or Resignation from the Company for Good Reason Prior to a Change in Control or More Than Eighteen (18) Months Following a Change in Control. If Executive’s employment shall terminate as a result of Executive’s death pursuant to Section 3(a)(i) or Disability pursuant to Section 3(a)(ii), pursuant to Section 3(a)(iii) for Cause, pursuant to Section 3(a)(vi) for Executive’s resignation from the Company without Good Reason, or pursuant to Section 3(a)(v) for Executive’s resignation from the Company with Good Reason (if such resignation for Good Reason occurs prior to a Change in Control or more than eighteen (18) months following a Change in Control), then Executive shall not be entitled to any severance payments or benefits, except for the Accrued Obligations as provided in Section 3(c).

(b) Termination without Cause Prior to a Change in Control or More Than Eighteen (18) Months Following a Change in Control. If Executive’s employment terminates without Cause pursuant to Section 3(a)(iv), and such termination without Cause occurs prior to a Change in Control or more than eighteen (18) months following a Change in Control, then subject to Sections 3(e), 4(d) and 9(k), and Executive’s continued compliance with the terms of this Agreement (including, without limitation, Section 5), the Company shall pay Executive in addition to the Accrued Obligations set forth in Section 3(c), the following:

(i) an amount in cash equal to 0.75 times Executive’s Annual Base Salary as in effect immediately prior to the Date of Termination, payable in a lump sum on the first regular payroll date following the effective date of Executive’s Release (as defined below);

(ii) an amount in cash equal to the Target Bonus (and without regard to any reduction in the Target Bonus that resulted in Executive’s resignation with Good Reason), prorated to reflect the portion of the year in which the Date of Termination occurs that has elapsed prior to the Date of Termination, payable in a lump sum on the first regular payroll date following the effective date of Executive’s Release (but in no event later than March 15 of the calendar year following the year in which Executive’s Date of Termination occurs);

(iii) if Executive timely elects to receive continued medical, dental or vision coverage under one or more of the Company’s group medical, dental or vision plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), then the Company shall directly pay, or reimburse Executive for, the COBRA premiums for Executive and Executive’s covered dependents under such plans during the period commencing on Executive’s Separation from Service and ending upon the earliest of (A) the last day of the nine (9) month period following the Date of Termination, (B) the date that Executive and/or Executive’s covered dependents become no longer eligible for COBRA or (C) the date Executive becomes eligible to receive medical, dental or vision coverage, as applicable, from a subsequent employer (and Executive agrees to promptly notify the Company of such eligibility) (the “COBRA Continuation Period”). Notwithstanding the foregoing, if the Company determines it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or incurring an excise tax, the Company shall in lieu thereof provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s and Executive’s covered dependents’ group health coverage in effect on the Date of Termination (which amount shall be based on the premium for the first month of COBRA coverage), less the amount Executive would have had to pay to receive group health coverage as an active employee for Executive and his covered dependents based on the cost sharing levels in effect on the Date of Termination, which payments shall for the remainder of the COBRA Continuation Period; and

(iv) such number of the outstanding, unvested Company equity awards held by Executive under any Company equity compensation plans as would have vested during the nine (9) months following the date of Executive’s Separation from Service had Executive continued in employment or service with the Company during such period shall immediately become vested on the effectiveness of the Release; provided, however, that any performance-based equity award will remain subject to attainment of the relevant performance goals during such nine (9) months following the date of Executive’s Separation from Service unless a more favorable or alternative provision is contained in an applicable award agreement, and to the extent such performance goals are not attained prior to such deadline, such performance-based equity awards shall not vest pursuant to this clause (iv) and shall be forfeited.

(c) Change in Control. In lieu of the payments and benefits set forth in Section 4(b), in the event Executive’s employment terminates without Cause pursuant to Section 3(a)(iv), or pursuant to Section 3(a)(v) due to Executive’s resignation with Good Reason, in either case, on or within eighteen (18) months following the date of a Change in Control, then subject to Sections 3(e), 4(d) and 9(k), and Executive’s continued compliance with the terms of this Agreement (including, without limitation, Section 5), the Company shall pay Executive, in addition to the Accrued Obligations set forth in Section 3(c), the following:

(i) an amount in cash equal to 0.75 times Executive’s Annual Base Salary as in effect immediately prior to the Date of Termination (and without regard to any reduction in Annual Base Salary that resulted in Executive’s resignation with Good Reason), payable in a lump sum on the first regular payroll date following the effective date of Executive’s Release;

(ii) an amount in cash equal to the Target Bonus (and without regard to any reduction in the Target Bonus that resulted in Executive’s resignation with Good Reason), payable in a lump sum on the first regular payroll date following the effective date of Executive’s Release (but in no event later than March 15 of the calendar year following the year in which Executive’s Date of Termination occurs);

(iii) if Executive timely elects to receive continued medical, dental or vision coverage under one or more of the Company’s group medical, dental or vision plans pursuant to COBRA, then the Company shall directly pay, or reimburse Executive for, the COBRA premiums for Executive and Executive’s covered dependents under such plans during the period commencing on Executive’s Separation from Service and ending upon the earliest of (A) the last day of the nine (9) month period following the Date of Termination, (B) the date that Executive and/or Executive’s covered dependents become no longer eligible for COBRA or (C) the date Executive becomes eligible to receive medical, dental or vision coverage, as applicable, from a subsequent employer (and Executive agrees to promptly notify the Company of such eligibility) (the “CIC COBRA Continuation Period”). Notwithstanding the foregoing, if the Company determines it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or incurring an excise tax, the Company shall in lieu thereof provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s and Executive’s covered dependents’ group health coverage in effect on the Date of Termination (which amount shall be based on the premium for the first month of COBRA coverage), less the amount Executive would have had to pay to receive group health coverage as an active employee for Executive and his covered dependents based on the cost sharing levels in effect on the Date of Termination, which payments shall for the remainder of the CIC COBRA Continuation Period; and

(iv) all outstanding, unvested Company equity awards held by Executive under any Company equity compensation plans shall immediately become 100% vested on the effectiveness of the Release, provided, however, that any performance-based equity award will remain subject to attainment of the relevant performance goals on or prior to the deadline for attainment of such goals as set forth in the applicable award agreement unless a more favorable or alternative provision is contained in an applicable award agreement, and to the extent such performance goals are not attained prior to such deadline, such performance-based equity awards shall not vest pursuant to this clause (iv) and shall be forfeited.

(d) Release. Notwithstanding the foregoing, it shall be a condition to the Executive’s right to receive the amounts provided for in Sections 4(b) and 4(c) hereof that the Executive execute and deliver to the Company an effective release of claims in substantially the form attached hereto as Exhibit A (the “Release”) within twenty-one (21) days (or, to the extent required by law, forty-five (45) days) following the Date of Termination and that the Executive not revoke such Release during any applicable revocation period. For the avoidance of doubt, all equity awards eligible for accelerated vesting pursuant to this Section 4 shall remain outstanding and eligible to vest following the Date of Termination and shall actually vest and become exercisable (if applicable) and non-forfeitable upon the effectiveness of the Release.

(e) Exclusive Remedy. In the event of a termination of Executive’s employment with the Company, Executive’s sole remedy shall be to receive the payments and benefits described in this Section 4. In addition, Executive acknowledges and agrees that he is not entitled to any reimbursement by the Company for any taxes payable by Executive as a result of the payments and benefits received by Executive pursuant to this Section 4, including, without limitation, any excise tax imposed by Section 4999 of the Code. Any payments made to Executive under this Section 4 shall be inclusive of any amounts or benefits to which Executive may be entitled pursuant to the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Sections 2101 et seq., and the Department of Labor regulations thereunder, or any similar state statute.

5. Covenants.

(a) In connection with his commencement of employment, Executive shall enter into the Company’s standard form of agreement containing confidentiality, intellectual property assignment and other protective covenants (the “Restrictive Covenant Agreement”), which is attached hereto as Exhibit B. Executive shall be bound by the terms and conditions of the Restrictive Covenant Agreement, and hereby agrees that such agreement shall be additional to, and not in limitation of, the covenants contained in this Section 5.

(b) Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company and its subsidiaries and affiliates, which shall have been obtained by Executive in connection with Executive’s employment by the Company and which shall not be or become public knowledge (other than by acts by Executive or representatives of Executive in violation of this Agreement). After termination of Executive’s employment with the Company, Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data, to anyone other than the Company and those designated by it; provided, however, that if Executive receives actual notice that Executive is or may be required by law or legal process to communicate or divulge any such information, knowledge or data, Executive shall promptly so notify the Company.

(c) While employed by the Company, Executive shall not be engaged in any other business activity that would be competitive with the business of the Company and its subsidiaries or affiliates. In addition, while employed by the Company and for a period of twelve (12) months after the Date of Termination, Executive shall not directly or indirectly solicit, induce, or encourage any employee or consultant of the Company and/or its subsidiaries and affiliates to terminate their employment or other relationship with the Company and its subsidiaries and affiliates or to cease to render services to the Company and/or its subsidiaries and affiliates and Executive shall not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity except, in each case, to the extent the foregoing occurs as a result of general advertisements or other solicitations not specifically targeted to such employees and consultants.

(d) Subject to Section 5(f), during Executive’s service with the Company and thereafter, excepting any litigation between the Parties, (i) Executive agrees not to publish or disseminate, directly or indirectly, any statements, whether written or oral, that are or could be harmful to or reflect negatively on any of the Company or any of its subsidiaries or affiliates, or that are otherwise disparaging of any policies, procedures, practices, decision-making, conduct, professionalism or compliance with standards of the Company, its affiliates or any of their past or present officers, directors, employees, advisors or agents, and (ii) the Company agrees to instruct its directors and executive officers not to publish or disseminate, directly or indirectly, any statements, whether written or oral, that are or could be harmful to or reflect negatively on Executive’s personal or business reputation or business.

(e) In recognition of the fact that irreparable injury will result to the Company in the event of a breach by Executive of his obligations under Sections 5(a)-(d) hereof, that monetary damages for such breach would not be readily calculable, and that the Company would not have an adequate remedy at law therefor, Executive acknowledges, consents and agrees that in the event of such breach, or the threat thereof, the Company shall be entitled, in addition to any other legal remedies and damages available, to specific performance thereof and to temporary and permanent injunctive relief (without the necessity of posting a bond) to restrain the violation or threatened violation of such obligations by Executive and to cease the payment of any benefits under Section 4(b) or (c) above.

(f) Notwithstanding anything in this Agreement or the Restrictive Covenant Agreement or, if applicable, the Arbitration Agreement (as defined below) to the contrary, nothing contained in this Agreement shall prohibit either party (or either party’s attorney(s)) from (i) communicating directly with, filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Equal Employment Opportunity Commission, the National Labor Relations Board (the “NLRB”), the Occupational Safety and Health Administration, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or any other securities regulatory agency, self-regulatory authority or federal, state or local regulatory authority (collectively, “Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to any Government Agencies for the purpose of reporting or investigating a suspected violation of law, or from providing such information to such party’s attorney(s) or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding, and/or (iii) receiving an award for information provided to any Government Agency. Further, nothing herein will prevent Executive from participating in activity permitted by Section 7 of the National Labor Relations Act or from filing an unfair labor practice charge with the NLRB. Pursuant to 18 USC Section 1833(b), Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, nothing in this Agreement is intended to or shall preclude either party from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative, or legal process or otherwise as required by law. If Executive is required to provide testimony, then unless otherwise directed or requested by a Government Agency or law enforcement, Executive shall notify the Company as soon as reasonably practicable after receiving any such request of the anticipated testimony. Further, nothing in this Agreement prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful.

6. Assignment and Successors.

The Company may assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise). This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, personal and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will or operation of law. Notwithstanding the foregoing, Executive shall be entitled, to the extent permitted under applicable law and applicable Company Arrangements, to select and change a beneficiary or beneficiaries to receive compensation hereunder following Executive’s death by giving written notice thereof to the Company.

7. Certain Definitions.

(a) Cause. The Company shall have “Cause” to terminate Executive’s employment hereunder upon:

(i) the continued failure by Executive to substantially perform Executive’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Executive by the Company or an affiliate that specifically identifies the alleged manner in which Executive has not substantially performed Executive’s duties and after Executive has been provided with a thirty (30) day cure period, or Executive’s deliberate violation of a Company policy;

(ii) the engaging by Executive in illegal conduct or misconduct (including fraud, embezzlement, theft or dishonesty or material violation of any Company policy), or gross negligence, in any case that has caused or is reasonably expected to result in injury to the Company or any affiliate;

(iii) Executive’s commission of, or plea of no contest to, a felony or any misdemeanor crime involving fraud, moral turpitude or dishonesty;

(iv) Executive’s material breach of any written agreement or restrictive covenants with the Company; or

(v) Executive’s violation of any law, rule or regulation relating in any way to the business or activities of the Company or any affiliate, or other law, rule or regulation that is violated, during the course of Executive’s performance of services hereunder that results in Executive’s regulatory suspension or disqualification, including, without limitation, the Generic Drug Enforcement Act of 1992, 21 U.S.C. § 335(a), or any similar legislation applicable in the United States or in any other country where the Company or any affiliate intends to develop its activities.

No action or inaction based upon direction of the Board or advice of counsel to the Company shall constitute Cause. Poor performance shall not, in and of itself, constitute Cause. No termination of Executive’s employment for Cause shall occur absent a resolution of the Board and the reasonable opportunity for Executive (with Executive’s counsel) to be heard before the Board.

(b) Change in Control. “Change in Control” shall have the meaning set forth in the Plan, as in effect on the Effective Date.

(c) Code. “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder.

(d) Date of Termination. “Date of Termination” shall mean (i) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death; or (ii) if Executive’s employment is terminated pursuant to Sections 3(a)(ii)-(vi) either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 3(b), whichever is earlier.

(e) Disability. “Disability” shall mean, at any time the Company sponsors a long-term disability plan for the Company’s employees, “disability” as defined in such long-term disability plan for the purpose of determining a participant’s eligibility for benefits, provided, however, if the long-term disability plan contains multiple definitions of disability, “Disability” shall refer to that definition of disability which, if Executive qualified for such disability benefits, would provide coverage for the longest period of time. The determination of whether Executive has a Disability shall be made by the person or persons required to make disability determinations under the long-term disability plan. At any time the Company does not sponsor a long-term disability plan for its employees, “Disability” shall mean Executive’s inability to perform, with reasonable accommodation, the essential functions of Executive’s positions hereunder for a total of one hundred eighty (180) days within a twelve (12) month period as a result of incapacity due to mental or physical illness as determined by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative, with such agreement as to acceptability not to be unreasonably withheld or delayed. Any refusal by Executive to submit to a medical examination for the purpose of determining Disability shall be deemed to constitute conclusive evidence of Executive’s Disability.

(f) Good Reason. For the sole purpose of determining Executive’s right to severance payments and benefits as described above, Executive’s resignation will be with “Good Reason” if Executive resigns within one hundred twenty (120) days after any of the following events, unless Executive expressly consents in writing to the applicable event: (i) a reduction in Executive’s Annual Base Salary or Target Bonus, other than a reduction of less than ten percent (10%) (aggregating all prior reductions) that is implemented in connection with a contemporaneous reduction in annual base salaries affecting other senior executives of the Company; (ii) a material decrease in Executive’s authority or areas of responsibility as are commensurate with Executive’s title or position with the Company; (iii) the relocation of Executive’s primary working location to a location that is more than fifty (50) miles from Executive’s home office in Worcester, Massachusetts as of the Effective Date; or (iv) the Company’s breach of a material provision of this Agreement. Notwithstanding the foregoing, no Good Reason will have occurred unless and until: (a) Executive has provided the Company, within sixty (60) days of Executive’s knowledge of the occurrence of the facts and circumstances underlying the Good Reason event, written notice stating with specificity the applicable facts and circumstances underlying such finding of Good Reason; (b) the Company has had an opportunity to cure the same within thirty (30) days after the receipt of such notice; and (c) the Company shall have failed to so cure within such period.

8. Parachute Payments.

(a) Best Pay Provision. In the event that any payment or benefit received or to be received by Executive pursuant to the terms of any plan, arrangement or agreement (including any payment or benefit received in connection with a change in ownership or control or the termination of Executive’s employment) (all such payments and benefits being hereinafter referred to as the “Total Payments”) would be subject (in whole or part) to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, then the Total Payments shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (after subtracting the amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments); provided, however, that this sentence shall not apply if, immediately before the change in ownership or control on which such Total Payments are contingent or otherwise relate, no stock in the Company is readily tradeable on an established securities market or otherwise (as determined in accordance with Treasury Reg. Section 1.280G-1 Q&A 6). Except to the extent that an alternative reduction order would result in a greater economic benefit to Executive on an after-tax basis, the Parties intend that the Total Payments shall be reduced in the following order: (w) reduction of any cash severance payments otherwise payable to Executive that are exempt from Section 409A of the Code, (x) reduction of any other cash payments or benefits otherwise payable to Executive that are exempt from Section 409A of the Code, but excluding any payment attributable to the acceleration of vesting or payment with respect to any equity award that is exempt from Section 409A of the Code, (y) reduction of any other payments or benefits otherwise payable to Executive on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payment attributable to the acceleration of vesting and payment with respect to any equity award that is exempt from Section 409A of the Code, and (z) reduction of any payments attributable to the acceleration of vesting or payment with respect to any equity award that is exempt from Section 409A of the Code; provided, in case of clauses (x), (y) and (z), that reduction of any payments or benefits attributable to the acceleration of vesting of Company equity awards shall be first applied to equity awards with later vesting dates; provided, further, that, notwithstanding the foregoing, any such reduction shall be undertaken in a manner that complies with and does not result in the imposition of additional taxes on Executive under Section 409A of the Code. The foregoing reductions shall be made in a manner that results in the maximum economic benefit to Executive on an after-tax basis and, to the extent economically equivalent payments or benefits are subject to reduction, in a pro rata manner.

(b) Determinations. All determinations regarding the application of this Section 8 shall be made by an independent accounting firm or consulting group with nationally recognized standing and substantial expertise and experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax retained by the Company prior to the date of the applicable change in ownership or control (the “280G Firm”). For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments shall be taken into account which (x) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, or (y) constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, (ii) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the 280G Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. All determinations related to the calculations to be performed pursuant to this “Section 280G Treatment” section shall be done by the 280G Firm. The 280G Firm will be directed to submit its determination and detailed supporting calculations to both Executive and the Company within fifteen (15) days after notification from either the Company or Executive that Executive may receive payments which may be “parachute payments.” Executive and the Company will each provide the 280G Firm access to and copies of any books, records, and documents as may be reasonably requested by the 280G Firm, and otherwise cooperate with the 280G Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Agreement. The fees and expenses of the 280G Firm for its services in connection with the determinations and calculations contemplated by this Agreement will be borne solely by the Company.

(c) Exception. Notwithstanding the foregoing, if any portion of the Total Payments would not be subject to the Excise Tax if the stockholder approval requirements of Section 280G(b)(5) of the Code are satisfied, subject to Executive’s waiver of the rights to such portion of the Total Payments above the safe harbor threshold in accordance with and to the extent required by Section 280G of the Code with respect to any portion of the Total Payments that would otherwise be subject to excise tax imposed by Section 4999 of the Code (before giving effect to any reduction in the Total Payments contemplated above), the Company shall use its reasonable best efforts to cause such payments to be submitted for such approval prior to the event giving rise to such payments. To the extent the Company submits any payment or benefit payable to Executive under this Agreement or otherwise to the Company’s stockholders for approval in accordance with Treasury Reg. Section 1.280G-1 Q&A 7, the foregoing provisions under this Section 8 shall not apply following such submission and such payments and benefits will be treated in accordance with the results of such vote, except that any reduction in, or waiver above the safe harbor threshold of, such payments or benefits required by such vote will be applied without any application of discretion by Executive and in the order prescribed in Section 8(a).

9. Miscellaneous Provisions.

(a) Governing Law and Venue. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the Commonwealth of Massachusetts without reference to the principles of conflicts of law of the Commonwealth of Massachusetts or any other jurisdiction that would result in the application of the laws of a jurisdiction other than the Commonwealth of Massachusetts, and where applicable, the laws of the United States. Any suit brought hereon shall be brought in the state or federal courts sitting in the Commonwealth of Massachusetts, the parties hereto hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by Massachusetts law.

(b) Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(c) Notices. Any notice, request, claim, demand, document, and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile, email or certified or registered mail, postage prepaid, as follows:

(i) If to the Company, to the CEO of the Company at the Company’s headquarters,

(ii) If to Executive, to the last address that the Company has in its personnel records for Executive, or

(iii) At any other address as any Party shall have specified by notice in writing to the other Party.

(d) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile or PDF shall be deemed effective for all purposes.

(e) Entire Agreement. The terms of this Agreement, the Restrictive Covenant Agreement incorporated herein by reference as set forth in Section 5, and any Release are intended by the Parties to be the final expression of their agreement with respect to the subject matter hereof and supersede all prior understandings and agreements, whether written or oral, including any prior employment offer letter or employment agreement, between Executive and the Company. The Parties further intend that this Agreement, the Restrictive Covenant Agreement incorporated herein by reference as set forth in Section 5, and any Release shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of such agreements.

(f) Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized officer of Company. By an instrument in writing similarly executed, Executive or a duly authorized officer of the Company may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder will preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

(g) Construction. This Agreement shall be deemed drafted equally by both the Parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any Party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections, or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (i) the plural includes the singular and the singular includes the plural; (ii) “and” and “or” are each used both conjunctively and disjunctively; (iii) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (iv) “includes” and “including” are each “without limitation”; (v) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (vi) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

(h) Arbitration. In the event of any dispute or claim relating to, or arising out of Executive’s employment relationship with the Company or its affiliates, including, but not limited, claims of wrongful termination, age, race, gender, disability or other discrimination—but not including claims for sexual harassment or sexual assault—Executive and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted before a single neutral arbitrator pursuant to the rules for arbitration of employment disputes by the American Arbitration Association (available at www.adr.org) in the Commonwealth of Massachusetts. The arbitrator shall permit adequate discovery and is empowered to award all remedies otherwise available in a court of competent jurisdiction, and any judgment rendered by the arbitrator may be entered by any court of competent jurisdiction. The arbitrator shall issue an award in writing and state the essential findings and conclusions of law on which the award is based. By executing this Agreement, the Parties are both waiving the right to a jury trial with respect to any such disputes. The Company shall bear the costs of the arbitrator, forum and filing fees. Each Party shall bear its own respective attorney fees and all other costs, unless provided by law and awarded by the arbitrator.

(i) Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the Term, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid and enforceable.

(j) Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on the advice of counsel if any questions as to the amount or requirement of withholding shall arise.

(k) Section 409A.

(i) General. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If the Company and Executive agree in good faith that the payments and benefits under this Agreement would not comply with Section 409A, the Parties hereto shall reasonably and in good faith attempt to modify this Agreement to comply with Section 409A while endeavoring to maintain the intended economic benefits hereunder.

(ii) Separation from Service. Notwithstanding anything in this Agreement to the contrary, (A) any compensation or benefits payable under this Agreement that is designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”) and (B) in the event that, with respect to the amounts payable under Sections 4(b) or 4(c), the timing of the delivery of Executive’s Release could cause such amounts to begin in one or another taxable year, to the extent such amounts are subject to Section 409A, then notwithstanding the payment timing set forth in such Sections, such amounts shall not be payable until the later of (1) the payment date specified in such Section or (2) the first business day of the taxable year following Executive’s Separation from Service.

(iii) Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (x) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company or (y) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

(iv) Expense Reimbursements. To the extent that any reimbursements under this Agreement are subject to Section 409A, (A) any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, (B) Executive shall submit Executive’s reimbursement request promptly following the date the expense is incurred, (C) the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and (D) Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(v) Installments. Executive’s right to receive any installment payments under this Agreement, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

(l) Survival. Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 5 through 9 will survive the termination of Executive’s employment and the termination of the Term.

10. Executive Acknowledgement.

Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date and year first above written.

CG ONCOLOGY, INC.

By:	/s/Arthur Kuan
Name: Arthur Kuan
Title: Chief Executive Officer

EXECUTIVE

/s/Vijay Kasturi, M.D.
Print Name: Vijay Kasturi, M.D.

[Signature Page to Employment Agreement]

EXHIBIT A

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between Vijay Kasturi, M.D. (“Executive”) and CG Oncology, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”). Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Employment Agreement (as defined below).

WHEREAS, the Parties have previously entered into that certain Employment Agreement, dated as of August 14, 2023 (the “Employment Agreement”) and that certain Restrictive Covenant Agreement (as defined in the Employment Agreement); and

WHEREAS, in connection with Executive’s termination of employment with the Company or a subsidiary or affiliate of the Company effective [________], 20[__], the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Executive may have against the Company and any of the Releases as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company or its subsidiaries or affiliates but, for the avoidance of doubt, nothing herein will be deemed to release any rights or remedies in connection with Executive’s ownership of vested equity securities of the Company, vested benefits or Executive’s right to indemnification or liability insurance by the Company or any of its affiliates pursuant to contract or applicable law (collectively, the “Retained Claims”).

NOW, THEREFORE, in consideration of the severance payments and benefits described in Section 4 of the Employment Agreement, which, pursuant to the Employment Agreement, are conditioned on Executive’s execution and non-revocation of this Agreement, and in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

1. Severance Payments and Benefits; Salary and Benefits. The Company agrees to provide Executive with the severance payments and benefits described in Section 4 of the Employment Agreement, payable at the times set forth in, and subject to the terms and conditions of, the Employment Agreement. In addition, to the extent not already paid, and subject to the terms and conditions of the Employment Agreement, the Company shall pay or provide to Executive the Accrued Obligations described in Section 3(c) of the Employment Agreement, subject to and in accordance with the terms thereof.

2. Release of Claims. Executive agrees that, other than with respect to the Retained Claims, the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company, any of its direct or indirect subsidiaries, and any of its or their current and former officers, directors, equity holders, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns (collectively, the “Releasees”) related to Executive’s employment with the Company or its subsidiaries or termination therefrom. Executive, on Executive’s own behalf and on behalf of any of Executive’s affiliated companies or entities and any of their respective heirs, family members, executors, agents, and assigns, other than with respect to the Retained Claims, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date Executive signs this Agreement relating to Executive’s employment with the Company or its subsidiaries or termination therefrom, including, without limitation:

(a) any and all claims relating to or arising from Executive’s employment or service relationship with the Company or any of its direct or indirect subsidiaries and the termination of that relationship;

(b) any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of any shares of stock or other equity interests of the Company or any of its affiliates, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state law, and securities fraud under any state or federal law;

(c) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(d) any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the Massachusetts Fair Employment Practices Act; the Massachusetts Equal Rights Act; the Massachusetts Labor and Industry Code (Mass. Gen. Laws c. 149) (including without limitation the Massachusetts Payment of Wages Law (Mass. Gen. Laws c. 149, § 148) and the Massachusetts Non-Competition Agreement Act (Mass. Gen. Laws c. 149, § 24L)); the Massachusetts Minimum Fair Wages Law (Mass. Gen. Laws c. 151); and the Massachusetts Family and Medical Leave Act, each as amended, or any other federal, state or local statute or ordinance;

(e) any and all claims for violation of the federal or any state constitution;

(f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g) any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement;

(h) any and all claims arising out of the wage and hour and wage payments laws and regulations of the state or states in which Executive has provided service to the Company or any of its affiliates; and

(i) any and all claims for attorneys’ fees and costs.

EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS BEEN ADVISED BY LEGAL COUNSEL AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

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EXECUTIVE, BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHTS EXECUTIVE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to report possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation and any right to receive an award for information provided thereunder, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company for discrimination (with the understanding that Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company or any Releasee for any alleged discriminatory treatment), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, claims for indemnity under the bylaws of the Company, as provided for by Massachusetts or Delaware law or under any applicable insurance policy with respect to Executive’s liability as an employee, director or officer of the Company, claims to any benefit entitlements vested as the date of separation of Executive’s employment, pursuant to written terms of any employee benefit plan of the Company or its affiliates and Executive’s right under applicable law and any Retained Claims. This release further does not release claims for breach of Section 3(c) or Section 4 of the Employment Agreement. This release does not prevent Executive from cooperating with an investigation conducted by any such governmental agencies, including without limitation the National Labor Relations Board (the “NLRB”). Nothing herein will prevent Executive from participating in an activity permitted by Section 7 of the National Labor Relations Act or from filing an unfair labor practice charge with the NLRB.

3. Acknowledgment of Waiver of Claims under ADEA. Executive understands and acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Executive understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Executive signs this Agreement. Executive understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further understands and acknowledges that Executive has been advised by this writing that: (a) Executive has the right to and should consult with an attorney prior to executing this Agreement; (b) Executive has [twenty-one (21)] days within which to consider this Agreement, and the Parties agree that such time period to review this Agreement shall not be extended upon any material or immaterial changes to this Agreement; (c) Executive has seven (7) business days following Executive’s execution of this Agreement to revoke this Agreement pursuant to written notice to the General Counsel of the Company; (d) this Agreement shall not be effective until after the revocation period has expired without revocation; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the [twenty-one (21)] day period identified above, Executive hereby acknowledges

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that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. To revoke this Agreement, Executive must notify the Company in writing sent to the Chief Executive Officer of the Company, and such revocation must be received no later than the seventh (7th) business day after Executive signs this Agreement.

4. Restrictive Covenants.

(a) Executive acknowledges his ongoing obligations under Section 5 of the Employment Agreement. Sections 5(e) and 5(f) of the Employment Agreement are hereby incorporated by reference and will apply to this Agreement as if set forth herein. The enforcement terms set forth therein shall apply to this Section 4.

(b) Executive acknowledges that during the course of his employment with the Company, he became become familiar with the trade secrets of the Company and with other Confidential Information (as defined in the Restrictive Covenant Agreement) concerning the Company and its predecessors and that Executive’s services were of special, unique and extraordinary value to the Company. Therefore, Executive agrees that, during the period of one year immediately following the termination of Executive’s employment (the “Non-Competition Restricted Period”), Executive shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, be employed in an executive, managerial, administrative or other capacity by, or in any manner engage in, any business or entity competing with the Business (as defined in the Restrictive Covenant Agreement) in any country in which Executive had a material presence or the Company conducts business during the last two years of Executive’s employment or in which the Company has material plans to conduct business as of the termination of Executive’s employment. Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation. In the event Executive breaches his fiduciary duty to the Company or unlawfully takes, physically or electronically, property belonging to the Company as reasonably determined by the Company, the Non-Competition Restricted Period as defined above shall be extended for one additional year, for a maximum period of two years immediately following his termination of employment from the Company. Further, in the event Executive breaches this Section 4(b), the Non-Competition Restricted Period shall extend for each day of Executive’s non-compliance, so as to give the Company the bargained for benefit of Executive’s non-competition covenants.

(c) If, at the time of enforcement of this Section 4, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

(d) Executive acknowledges that the restrictions contained in this Section 4 are reasonable and that Executive has been provided an opportunity to review the provisions of this Agreement with his legal counsel.

5. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

6. No Oral Modification. This Agreement may only be amended in a writing signed by Executive and a duly authorized officer of the Company.

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7. Governing Law; Dispute Resolution. This Agreement shall be subject to the provisions of Sections 9(a), 9(c), and 9(h) of the Employment Agreement.

8. Effective Date. Executive has seven (7) business days after Executive signs this Agreement to revoke it and this Agreement will become effective on the day immediately following the seventh business day after Executive signed this Agreement (the “Effective Date”).

9. Voluntary Execution of Agreement. Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees. Executive acknowledges that: (a) Executive has read this Agreement; (b) Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement; (c) Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Executive’s own choice or has elected not to retain legal counsel; (d) Executive understands the terms and consequences of this Agreement and of the releases it contains; and (e) Executive is fully aware of the legal and binding effect of this Agreement.

10. Entire Agreement. The terms of this Agreement, the Employment Agreement and the Restrictive Covenant Agreement are intended by the Parties to be the final expression of their agreement with respect to the subject matter hereof and supersede all prior understandings and agreements, whether written or oral, including any prior employment offer letter or employment agreement, between Executive and the Company. The Parties further intend that this Agreement, the Employment Agreement and the Restrictive Covenant Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of such agreements.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

EXECUTIVE

Dated:
Print Name: Vijay Kasturi, M.D.

CG ONCOLOGY, INC.

Dated:	By:

Name:

Title:

EXHIBIT B

RESTRICTIVE COVENANT AGREEMENT

[Attached]